Exhibit 10.19

Certain identified information has been excluded from this exhibit (indicated by “[***]”) because it is both not material and is the type that the registrant treats as private or confidential.

SprintRay, Inc.

2705 Media Center Dr

Los Angeles, CA 90065

DISTRIBUTION AGREEMENT BETWEEN:

SPRINTRAY INC., a California corporation with offices located at 2705 Media Center Drive, Los Angeles, California 90065 (“SprintRay”), and KEYSTONE DENTAL, INC., a Delaware corporation with offices located at 154 Middlesex Turnpike, Burlington, Massachusetts 01803 (Distributor”).

BACKGROUND

SprintRay and Distributor intend to expand SprintRay’s sales, marketing and distribution on the terms and conditions of this Agreement.

1. Distributor Agreement

1.1 This Agreement covers a term beginning on the date that it is fully executed and ending 12 months thereafter (the “Term”). Neither party is obligated to renew this Agreement at the end of the Term or to extend this Agreement beyond the Term. This contract will renew automatically in 12-month increments unless terminated by either party as provided herein.

1.2 Under this Agreement SprintRay appoints Distributor, and Distributor accepts appointment, as a SprintRay authorized distributor of the SprintRay Products listed on Addendum A (including any embedded or associated firmware or other software, the “Products”) delivered with this Agreement for the Term described above. This Agreement is effective only when signed by an authorized representative of SprintRay and Distributor.

1.3 Each party is an independent contractor under this Agreement. Neither party is an agent or legal representative of the other party for any purpose and has no authority to act for, bind, or commit the other party.

2. SprintRay Obligations

2.1 SprintRay shall sell the Products to Distributor to dental practices and other end users ((“End Users”) in the United States (the “Territory”) on the terms and conditions of this Agreement. Distributor is not required to purchase any minimum quantity of Products.

[***]

2.3 SprintRay, at no cost to Distributor, shall:

2.3.1 Maintain sufficient Product inventory to permit it to fill Distributor’s Purchase Orders (as defined below) on the required lead times;

2.3.2 Promulgate End User manuals and other documentation with respect to the Products and their use (collectively, “End User Documents”);

2.3.3 Do all things necessary to ensure that the manufacture of the Products is in full compliance with all applicable laws and regulations at all times; and

SprintRay, Inc.

2705 Media Center Dr

Los Angeles, CA 90065

2.3.4 Provide support and technical assistance to Distributor for the Products to Distributor through telephone, electronic messaging, and/or other appropriate methods during the normal business hours.

3. Distributor Obligations and Restrictions of Sales

3.1 Distributor will sell Products only to individuals or entities that purchase Product(s) for their own use and not for resale (“End Users”). Unless authorized in a separate written agreement with SprintRay, Distributor may not sell any Products through a third-party auction, third-party resale or third-party retail site. Examples include, but are not limited to, the following: amazon.com, ebay.com, craigslist.com, Google Express, or any third-party e-retailer, discount retailer or reseller, or auction site. Distributor shall not: (a) refurbish Products for resale or marketing, (b) commission the refurbishment of Products for resale or marketing to any third-party, or (c) remarket or resell refurbished or previously owned or used Products, including used Products that Distributor obtained from an End User or any other third-party.

3.2 Distributor will actively promote, distribute and sell Products within the Territory during the Term, giving appropriate representation to the Products in light of Distributor’s other commitments and product lines and the penetration of the Products into the market.

3.3 Distributor will make no false or misleading representations concerning Products and make no representations or warranties on behalf of SprintRay, except Distributor may pass through to End Users those representations or warranties that are contained in SprintRay’s documentation that accompanies Products.

3.4 Distributor will deliver Products to End Users in the same form as delivered by SprintRay, without removing any material originally included by SprintRay in or as part of the packaging, or substituting any alternate material (for example, alternate product registration cards) for similar material provided by SprintRay.

3.5 Distributor will promptly notify SprintRay of any defects or safety problems related to Products it becomes aware of in writing.

3.6 Sales. To the extent permitted by law, Distributor is not authorized to sell or otherwise distribute Products outside the Territory. Distributor shall not advertise, offer, or sell Products to customers located outside of the Territory as SprintRay has exclusively reserved such markets for itself or others, but this shall not prevent Distributor from promoting or selling the Products via the Internet, so long as such promotions are not targeted at End Users outside the Territory.

3.7 Demonstration Units. Products purchased by Distributor as demonstration units may not be resold or otherwise transferred without written consent of SprintRay, which shall not be unreasonably withheld.

3.8 Loaner Units. Loaner units are not part of SprintRay, Inc.’s standard distribution agreement unless covered under an applicable Service Warranty. Loaner Units may however be allocated to key partners, institutions, or other entities as part of approved research projects, case studies, or concept validation exercises. Loaner Units if applicable to this agreement are set forth in the Addendum C.

SprintRay, Inc.

2705 Media Center Dr

Los Angeles, CA 90065

4. Pricing; Performance Goals

4.1 Product prices to be paid by Distributor (“Prices”) are set forth in the Addendum A. Prices do not include transportation, insurance or other shipping charges. Sales, use, or other taxes measured by sales or receipts are not included in the Prices shown. Where applicable, such taxes will be billed if a valid exemption certificate is not furnished. Prices are stated and payable in U.S. Dollars. SprintRay may include SprintRay’s recommended resale prices on Addendum A, but Distributor is free to determine its own resale price for all Products, in its sole discretion. SprintRay agrees not to change prices without at least 90 days prior written notice to Distributor and the prices as so altered shall apply to all Products ordered after the applicable date.

4.2 Performance Goals.

4.2.1 Timing. Within 30 days following the start of each calendar quarter, SprintRay and Distributor shall agree upon performance goals for the following four quarters (when so agreed, the “Performance Goals”).

4.2.2 Performance Goals. Performance Goals shall be objective measures and targets reasonably used to assess Distributor’s performance, including but not limited to Products purchased from SprintRay, and Products sold to End Users.

4.2.2.1 Performance Incentive. If Distributor exceeds the agreed upon Performance Goals in a given year it shall receive credit for future orders from SprintRay in the amount of 1.5% off the amount paid for Purchase Orders (defined in Section 5.1) placed during said year.

4.2.3 Documentation. Distributor shall timely provide SprintRay with any documentation reasonably requested by SprintRay to show that Distributor has met the agreed to Performance Goals.

5. Orders and Payment

5.1 To order the Products, Distributor may issue purchase orders (each, a “Purchase Order”) to Supplier in Distributor’s discretion. Distributor shall specify, and SprintRay shall comply with, the delivery date for the Products on the applicable Purchase Order; provided that, the Purchase Order allows for a lead time of no less than one (1) week, but no more than three (3) weeks, and SprintRay has received payment from Distributor in accordance with Section 5.2. If SprintRay fails to reject a Purchase Order within three (3) business days of receipt or commences performance under such Purchase Order without providing confirmation, SprintRay will be deemed to have accepted the Purchase Order. All Purchase Orders will be governed exclusively by the terms and conditions of this Agreement. Any conflicting or additional term or condition set forth on any Purchase Order, or standard terms and conditions of sale promulgated by SprintRay, whether on its websites, price quotes, catalogues, or order acknowledgment shall have no force or effect. Except as provided herein, Distributor will use reasonable efforts to comply with SprintRay ordering requirements and procedures in effect at the time of submission of a Purchase Order.

SprintRay, Inc.

2705 Media Center Dr

Los Angeles, CA 90065

5.2 SprintRay shall invoice the Distributor for each sale on receipt of the applicable Purchase Order. Distributor shall pay all such invoices within thirty (30) days following receipt provided that Distributor has received payment from, or entered into payment plan agreement with, the End User.

5.3 Delivery terms are FOB Distributor’s facility. Delivery shall be made from SprintRay US location. If shipment is made at Distributor’s request via a method and/or carrier other than that which would normally be used by SprintRay, such shipment will be made FOB point of shipment, with title and risk of loss transferring to Distributor at that point, regardless of the value of the order. SprintRay will select the method of transportation and prepay the transportation charges including transit insurance. Distributor may request SprintRay to drop ship the Products to an End User, which may be subject to additional or reduced transportation charges.

5.4 Distributor must inspect arriving shipments and report errors or damage in shipment promptly to the carrier. Any errors or damages in shipment must be reported to SprintRay within ten (10) business days after receipt of shipment. Requests for adjustments on concealed damage/shortages involving cartons received intact must be reported to SprintRay within fifteen (15) business days of receipt of the shipment. Requests for Proof of Delivery (POD) must be made within 90 days of the original invoice date. Claims for lost freight cannot be asserted after 90 days from the original date of invoice. Requests received after 90 days from the original invoice date will not be investigated or honored. If such damages or shortages are reported as required in this Section 5.4, SprintRay will bear the risk of loss for such Product. If damage or shortages are not reported within the specified timeframes, or are correctly determined to be invalid by SprintRay, then Distributor bears the risk of loss for such Product.

6. [Intentionally omitted]

7. Product Warranty

7.1 Limited Warranty. SprintRay will provide End Users warranty support under its standard limited warranty as set forth in Addendum B (the “SprintRay Limited Warranty”). Distributor must deliver the SprintRay Limited Warranty documentation to End Users as part of the sales process. Distributor may not offer or sell extended maintenance agreements covering Products other than extended maintenance agreements approved by SprintRay.

7.2 Regulatory Warranty. SprintRay warrants that the Products (including associated software) may be lawfully sold and used throughout the Territory for the purposes advertised by SprintRay and that any and all regulatory approvals with respect to the Products (including associated software) have been obtained and will be maintained by SprintRay at all times.

7.3 Warranty and Non-Warranty Repairs. Distributor will refer all inquiries about warranty and non-warranty support services for Products to SprintRay. SprintRay will schedule, dispatch and manage all warranty and non-warranty support services.

7.4 Limitations. The representations and warranties expressly provided in this Agreement are the sole representations and warranties, express or implied, made by SprintRay. ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

SprintRay, Inc.

2705 Media Center Dr

Los Angeles, CA 90065

8. Trademarks and Advertising

8.1 Products may bear one or more SprintRay trademarks or trade names (“Marks”). Distributor may not remove, alter or otherwise modify or conceal any Marks on the Products, nor may Distributor add any other trademarks or trade names to the Products.

8.2 All advertising by an Authorized Distributor with respect to Products shall (a) be in conformity with the established marketing policies and programs of SprintRay and (b) require the prior written approval of SprintRay. Authorized Distributors must also submit all marketing plans to SprintRay Marketing prior to implementation at info@sprintray.us. Please contact info@sprintray.us for SprintRay marketing templates, style guide, brand identity manual, and talking points. Authorized Distributor is prohibited from utilizing Search Engine Optimization (SEO) or Search Engine Marketing (SEM) in conjunction with the SprintRay brand, including trademarks and product names.

9. Termination

9.1 Either party may terminate this Agreement without cause upon thirty (30) days prior written notice to the other party.

9.2 Either party may immediately terminate this Agreement if the other party fails to remedy a material breach of its obligations within thirty (30) days after written notice from the other party specifying the nature of the breach.

9.3 Either party may terminate this Agreement immediately if the other party ceases to conduct its operations in the normal course of business, becomes insolvent, files for or becomes the subject of a bankruptcy petition, or is placed in receivership.

9.4 Distributor may return any unsold Products to SprintRay as approved prior by SprintRay. All the returned Products are subject to a twenty (20%) percent restocking fee.

10. Indemnity

10.1 SprintRay will indemnify, defend and hold Distributor harmless against any claim that any Products provided under this Agreement infringe a patent or a copyright enforceable in the United States.

10.2 SprintRay will defend, indemnify, and hold harmless Distributor from and against any claims, demands, liabilities, or expenses (including attorneys’ fees and costs) for any personal or bodily injury or property damage, to the extent arising out of or resulting from any defect in materials or workmanship in Products, or any breach of SprintRay’s representations, warranties or covenants in this Agreement or otherwise relating to the Products or their use. SprintRay will have no obligation with respect to any claim based upon any modification of Products, the use of Products with products not furnished by SprintRay or use of the products in a manner other than as may be described in any instructions, user documentation or product labeling if the damage would not have occurred but for the modification or such use.

10.3 Distributor will indemnify and hold SprintRay harmless from any and all claims by any third party resulting directly or indirectly from Distributor’s breach, misrepresentations or negligence, regardless of the form of action.

SprintRay, Inc.

2705 Media Center Dr

Los Angeles, CA 90065

11. Limitation of Liability

NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, AND SPECIAL OR PUNITIVE DAMAGES (INCLUDING ATTORNEY’S FEES OR COSTS) EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION WILL NOT APPLY TO A PARTY’S INDEMNITY OBLIGATIONS.

12. Confidential Information

12.1 Each party may designate information disclosed to the other party as confidential or proprietary (“Confidential Information”) by marking such information as such at the time of disclosure or if disclosure is made orally, by stating that such information is confidential at the time of disclosure, followed by written confirmation within thirty (30) days after the oral disclosure. Each party shall not disclose Confidential Information of the other party for a period of two (2) years from the disclosure date, except as may be authorized by the disclosing party in writing or as required by law. The term “Confidential Information” shall not include information publicly disclosed by disclosing party or developed independently by disclosing party.

12.2 The terms of this Agreement are confidential and shall not be disclosed by either party, except as may be required by law.

13. Compliance

13.1 Each party shall comply with all applicable laws and regulations of any jurisdiction in which it performs its obligations under this Agreement. Each party represents that it, and each of its employees and agents, is familiar and compliant with: (i) all anti-bribery and anti-corruption laws and regulations, including 42 USC § 1320a-7b(b), the Anti-Kickback Law; (ii) all antitrust laws and regulations, (iii) all data protection and privacy laws and regulations, including HIPAA and HITECH ((i), (ii) and (iii) collectively, “Legal Requirements”). Each party warrants that as of the date of this Agreement, neither it, nor any of its employees or agents, have committed any acts or omissions that could be construed as a violation of the Legal Requirements. Each party shall immediately notify other party and immediately take corrective action if any of its employees or agents violates any Legal Requirements (“Violation”).

13.2 Each party represents that as of the date of this Agreement, it has not been debarred, excluded, suspended or otherwise determined to be ineligible to participate in any federal or state health care programs (collectively “Debarment”) and has not been convicted of, or indicted for, any crime related to a federal or state health care program. Each party further represents that it shall not employ or contract with, with or without compensation, any individual or entity that has been or is subject to Debarment or that has been convicted or, or indicted for, any crime related to a federal or state health care program. Each party shall immediately notify the other part and immediately take corrective action if it, or one of its officers, directors, employees, agents or subcontractors, is subject to Debarment or is convicted of, or indicted for, a criminal offense related to a federal or state health care program.

13.3 Each party agrees that its failure to notify the other party of a Violation under 12.1 above or a Debarment, indictment or convictions under 12.2 above, or its failure to take immediate and appropriate corrective action to cure a breach of 12.1 or 12.2, will constitute a material breach of this Agreement for which the non-breaching party may seek immediate termination and damages.

SprintRay, Inc.

2705 Media Center Dr

Los Angeles, CA 90065

13.4 Each party shall conduct its business in a manner that will reflect favorably at all times on the other party and the Products. Each party shall not participate in any illegal, deceptive, misleading or unethical advertising, sales or other practices that are, or might be, detrimental to End Users or to the reputation of the other party or its Products.

13.5 This Agreement and any technical information supplied during the term of this Agreement is made subject to any restrictions concerning the export of products or technical data from the United States of America or other applicable jurisdictions which may be imposed upon SprintRay, or the Distributor from time to time by the Government of the United States of America or other countries. Nothing herein shall require SprintRay to supply, or Distributor to buy or resell, the Products in situations where such supply would result in a violation of United States or other applicable laws or where the Distributor in performing its obligations under this Agreement would act in any way in violation of applicable laws.

13.6 Except where SprintRay, has provided to Distributor a copy of a valid United States Government issued export license covering the shipment, Distributor is prohibited from 1) exporting, re-exporting or reselling any SprintRay Products to Iran, Sudan or Syria or to a party who they know intends to export, re-export or re-sell the Products to anyone in Iran, Sudan or Syria; or 2) transshipping any Products through Iran, Sudan or Syria. Distributor is also prohibited from exporting, re-exporting, reselling or transshipping any Product to, or through, North Korea or Cuba. Where Distributor has accepted responsibility for shipping Product to the End User or to a sub-distributor or Distributor, Distributor must provide to SprintRay, documentation from Distributor’s freight forwarder showing the Product destination.

14. Governing Law

14.1 This Agreement is governed by, construed, and enforced according to the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule of any jurisdiction that would apply the laws of any other jurisdiction. The parties shall bring any claim, action, or proceeding related to this Agreement or the transactions contemplated in it in the Delaware Court of Chancery in and for New Castle County. If the Delaware Court of Chancery does not have subject matter jurisdiction over the claim, action, or other proceeding, the parties shall bring the claim, action, proceeding in the Delaware Superior Court or the Delaware State Court. If none of the courts of the State of Delaware have subject matter jurisdiction over the claim, action, or proceeding, the parties shall bring the claim, action, or proceeding in the United States District Court for the District of Delaware. The parties expressly submit to the personal jurisdiction and venue of the Courts named in this paragraph. The parties expressly waive any claim of lack of personal jurisdiction, improper venue, or inconvenient forum with respect to a claim, action, or proceeding brought in the Courts named in this paragraph.

14.2 Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any claim, action or proceeding directly or indirectly arising out of, under or in connection with this agreement or the transactions contemplated in this Agreement.

15. Force Majeure

No party will not be liable to the other party for any loss, damage or penalty due to delay in delivery of Product when such delay is due to the elements, acts of God, acts of civil or military authority, fires or floods, epidemics, quarantine restrictions, war or riots, acts of terrorism or other circumstances outside its reasonable control. Such delay shall extend the time for delivery to a date that provides SprintRay with a reasonable period to deliver Products after the cause of the delay has been removed.

SprintRay, Inc.

2705 Media Center Dr

Los Angeles, CA 90065

16. Waiver

Failure by either party to enforce any term or condition of this Agreement will not be deemed a waiver of future enforcement of that or any other term or condition of this Agreement.

17. Severability

If any term of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions will continue in effect as if this Agreement had been executed with the invalid portion eliminated.

18. Headings

The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

19. Assignment

Neither party may assign this Agreement without obtaining the prior written approval of the other party. Notwithstanding the foregoing, either party shall have the right to assign this Agreement to an entity acquiring all or substantially all of the assets of the business to which this agreement relates; provided that the assignee agrees to assume all of the assigning party’s rights and obligations under this Agreement and agrees to be bound by the terms of this Agreement.

20. Entire Agreement

This Agreement, including the Addendums, is the entire agreement of the parties and supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter of this Agreement. In the event of a conflict between this Agreement and the Addendums, the Addendums will govern. This Agreement may only be modified by a written amendment executed by authorized representatives of Distributor and SprintRay. Facsimile signatures constitute original signatures for purposes of the execution of this Agreement.

21. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimile, email and PDF counterpart signatures to this Agreement shall be acceptable and binding.

[Signature Page Follows]

SprintRay, Inc.

2705 Media Center Dr

Los Angeles, CA 90065

Keystone Dental, Inc.

Signature:
Signatory Name:	Amnon Tamir
Title:	CFO
Date:	April 16, 2021

SprintRay, Inc.

Signature:
Signatory Name:	John Cox
Title:	Chief Growth Officer
Date:	April 21, 2021

Addendum A: Product and Prices

Addendum B: Limited Warranty

ADDENDUM A

[***]

SprintRay, Inc.

2705 Media Center Dr

Los Angeles, CA 90065

ADDENDUM B

SprintRay’s Limited Warranty

SprintRay’s warranty obligations for all hardware products sold by SprintRay are limited to the terms set forth below. To be eligible for this Exclusive Limited Warranty the hardware products must be purchased through SprintRay or through a SprintRay Authorized Reseller with a valid Proof of Purchase. SprintRay warrants SprintRay-branded hardware products against defects in materials and workmanship under normal use for a period of one year from the date of retail purchase by the original end-user purchaser (“Warranty Period”). Hardware products include MoonRay S and MoonRay D, and/or any factory reconditioned version of the aforementioned products. Purchasers of these products may opt to purchase an Extended Warranty for an additional period of six months (“Extended Warranty Period”) to run consecutively with the initial Warranty Period. This Extended Warranty may only be purchased and applied to a single covered MoonRay S or Moonray D and is not applicable to other hardware products.

If a hardware defect arises and a valid claim is received within the Warranty Period or the Extended Warranty Period if applicable, at our sole option and to the extent permitted by law, SprintRay will either 1) repair the hardware defect at no charge, using new or refurbished replacement parts, 2) exchange the hardware product with a hardware product that is new or reconditioned by SprintRay or that has been manufactured from new or serviceable used parts and is at least functionally equivalent to the original hardware product, or 3) refund the purchase price of the hardware product. SprintRay may request that you replace defective parts with new or refurbished user-installable parts that SprintRay provides in fulfillment of its warranty obligation. A replacement hardware product or part, including a user-installable part that has been installed in accordance with instructions provided by SprintRay, assumes any remaining warranty for the original hardware product or ninety (90) days from the date of replacement or repair, whichever provides longer coverage for you. When a hardware product or part is exchanged, any replacement item becomes your property and the replaced item becomes SprintRay’s property. Parts provided by SprintRay in fulfillment of its warranty obligation must be used in hardware products for which warranty service is claimed. When a refund is given, the hardware product for which the refund is provided must be returned to SprintRay unless specified otherwise.

IX. EXCLUSIONS FROM AND LIMITATIONS TO WARRANTY

This Limited Warranty applies only to hardware products manufactured by or for SprintRay that can be identified by the “SprintRay” trademark, trade name, or logo affixed to them. The Limited Warranty does not apply to any non-SprintRay hardware products or any software, even if packaged or sold with SprintRay hardware products. Manufacturers, suppliers, or publishers, other than SprintRay, may provide their own warranties to the end user purchaser, but SprintRay, in so far as permitted by law, provides its hardware products “as is”. Software distributed by SprintRay with or without the SprintRay brand name (including, but not limited to system software) is not covered under this Limited Warranty.

SprintRay is not responsible for damage arising from failure to follow instructions relating to the hardware product’s use.

This warranty does not apply: 1) to damage caused by use with non-SprintRay products including third-party resins; 2) to damage caused by accident, abuse, misuse, flood, fire, earthquake, or other external causes; 3) to damage caused by operating the hardware product outside the permitted or intended uses described by SprintRay; 4) to a hardware product or part that has been modified to alter functionality or capability without the written permission of SprintRay including the refilling of resin cartridges even with SprintRay resins; 5) to consumable parts, unless damage has occurred due to a defect in materials

SprintRay, Inc.

2705 Media Center Dr

Los Angeles, CA 90065

or workmanship; 6) to cosmetic damage, including but not limited to scratches, dents; or 7) if any SprintRay serial number has been removed or defaced. THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS, AND YOU MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM STATE TO STATE OR COUNTRY TO COUNTRY. SPRINTRAY’ RESPONSIBILITY FOR HARDWARE DEFECTS IS LIMITED TO REPAIR OR REPLACEMENT SERVICE AS DETERMINED BY SPRINTRAY IN ITS SOLE DISCRETION.

X. OBTAINING WARRANTY SERVICE

Please access and review the online help resources referred to in the documentation accompanying this hardware product before requesting warranty service. If the hardware product is still not functioning properly after making use of these resources, please contact SprintRay at support@SprintRay.com. You must assist in diagnosing issues with your hardware product and follow SprintRay’s warranty processes.

SprintRay may restrict warranty service outside the United States. SprintRay may provide warranty service by i) servicing your printer at one of our repair service locations or ii) by sending you new or refurbished customer-installable replacement hardware product or parts to enable you to service or exchange your own Hardware Product (“DIY Service”).

Service options, parts availability, and response times may vary. Service options are subject to change at any time. In accordance with applicable law, SprintRay may require that you furnish proof of purchase details and/or comply with registration requirements before receiving warranty service. Please refer to the accompanying documentation for more details on this and other matters on obtaining warranty service.

THE CONTENTS OF YOUR HARDWARE PRODUCT WILL BE DELETED AND THE STORAGE MEDIA REFORMATTED IN THE COURSE OF WARRANTY SERVICE. Your hardware product will be returned to you configured as originally purchased, subject to applicable updates.

XI. REPAIR SERVICE LOCATION

If we opt to service your SprintRay hardware product at one of our service locations, you will be responsible for packaging and shipping your SprintRay hardware product to the service location requested. If you no longer have the original packaging, SprintRay may send you packaging material. If you are located in the United States, SprintRay will provide pre-paid shipping way bills. Customers who our outside the United States and purchase from international resellers may be required to cover the cost of shipping to a repair service location.

XII. “DO IT YOURSELF” (DIY) SERVICE

If we opt to send you a new or refurbished replacement hardware product or part, upon receipt of the replacement hardware product or part, the original hardware product or part becomes the property of SprintRay and you agree to follow instructions, including, if required, arranging the return of original hardware product or part to SprintRay in a timely manner. When providing DIY Service requiring the return of the original hardware product or part, SprintRay may require a credit card authorization as security for the retail price of the replacement Hardware product or part and applicable shipping costs. If you follow instructions, SprintRay will cancel the credit card authorization, so you will not be charged for the Hardware Product or part and shipping costs. If you fail to return the replaced hardware product or part as instructed, SprintRay will charge the credit card for the authorized amount.